Exhibit 99.2

TOM CORSON PROMOTED TO CHIEF OPERATING OFFICER OF WARNER MUSIC GROUP

NEW YORK, NY — July 31, 2026: Warner Music Group (Nasdaq: WMG) today announced that Warner Records Co-Chairman and COO Tom Corson is promoted to Chief Operating Officer (COO) of the entire organization, reporting directly to WMG CEO Robert Kyncl.

Corson will now apply his deep domain expertise and operational rigor across the company, bringing global marketing, merch, D2C, supply chain and more under his purview, while continuing to drive strong momentum at Warner Records alongside Co-Chairman and CEO Aaron Bay-Schuck for a transitional period.

Robert Kyncl said: “Tom is one of the most dynamic, respected, and effective executives in the music business, and a fierce champion of talent. Together with Aaron, he’s helped architect Warner Records’ resurgence, and we’ll leverage his vision, disciplined execution, and deep experience across the entire company as we continue to deliver for our artists and songwriters while achieving our top and bottom line goals.”

Tom Corson said: “It’s an honor to step into this role during such a transformative era for both our company and the industry at large. A huge thanks to Robert for the opportunity, as well as to Aaron and the Warner Records team for the unforgettable run. I’m looking forward to building on our momentum, turbocharging operations, and creating even more impactful opportunities for our incredible artists and songwriters worldwide.”

Corson joined Warner Records in 2018 as Co-Chairman and COO and has been leading the label’s business operations, strategy, and commercial development ever since. Under Corson and Bay Schuck, the label has transformed into a powerhouse, gaining significant market share and delivering global chart-topping success for a wide range of marquee and breakout talent such as Madonna, Red Hot Chili Peppers, Dua Lipa, Zach Bryan, Benson Boone, Michael Bublé, Teddy Swims, Linkin Park, Cody Johnson, and Sombr. Prior to joining Warner Music Group, Corson spent over four decades in senior leadership positions across major music groups, most recently serving as President and COO of RCA Music Group.

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